AMENDMENT No. 1 to STOCK APPRECIATION RIGHTS AGREEMENT
for Nancy Lurker

This Amendment No. 1 (this “Amendment No. 1”) to that certain Stock Appreciation Rights Agreement dated November 18, 2008 between PDI, Inc., a Delaware corporation (the “Company”) and Nancy Lurker (the “Recipient”) (the “Agreement”), is dated as of March 14, 2011. Defined terms used herein without definition have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Company and the Recipient have each determined that it is advisable and in their respective best interests to amend the Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of all of the terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Recipient hereby agree to amend the Agreement as follows:

1.This Amendment No. 1 shall be deemed to amend the Agreement as of March 14, 2011, and shall only apply as of and after such date.

2.The chart contained in Section 2 of the Agreement is hereby amended and restated in its entirety as follows:

Tranche of SARS	Stock-Based Performance Condition
94,000 SARs
The Stock achieves an average closing price of at least $10.00 per share for any trailing sixty (60) consecutive trading days on the Nasdaq Stock Market or such other primary stock exchange on which the Stock is listed and traded (an “Exchange”)

93,000 SARs	The Stock achieves an average closing price of at least $15.00 per share for any trailing sixty (60) consecutive trading days on an Exchange
93,000 SARs	The Stock achieves an average closing price of at least $20.00 per share for any trailing sixty (60) consecutive trading days on an Exchange

3.The sentence appearing immediately below the chart in Section 2 is hereby deleted and replaced with the following:

“Notwithstanding the foregoing provisions of this Section 2, upon a Change in Control, (i) the Time-Based Vesting Conditions applicable to each SAR shall be deemed to have been fully attained as of the date of such Change in Control and (ii) with respect to each of the tranches of SARs listed above, if the Fair Market Value of a Share as of the date of any Change in Control (or, if greater, the per share consideration paid in connection with such Change in Control) exceeds the per share dollar threshold amount of the stock-based performance conditions set forth in the table above (without regard to the number of consecutive trading days for which the average closing price was achieved), then such Stock Performance-Based Vesting Condition shall be deemed to have been achieved as of the date of such Change in Control, to the extent not previously achieved.”

4.The first sentence of Section 9 of the Agreement is hereby deleted and replaced with the following new sentence:

“Any notice hereunder by the Recipient shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof at the Company's office at Morris Corporate Center One, Building A, 300 Interpace Parkway, Parsippany, New Jersey 07054, Attn: Human Resources Department, or at such other address as the Company may designate by notice to the Recipient.”

5.Except as expressly amended by this Amendment No. 1, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first written above.

PDI, INC.

By:    /s/ Kathy Marsico
Kathy Marsico
SVP Human Resources

RECIPIENT

Signature: /s/ Nancy Lurker
Nancy Lurker